LEHMAN BROTHERS

December 5, 2007

Ormat Technologies, Inc.

6225 Neil Road, Suite 300

Reno, Nevada 89511

Ladies and Gentlemen:

Pursuant to the Amended and Restated Underwriting Agreement dated as of October 23, 2007 (the “Underwriting Agreement”) between Ormat Technologies, Inc. (the “Company”) and Lehman Brothers Inc. (“Underwriter”), for the limited purpose described in the second paragraph of this letter, Lehman Brothers Inc. hereby releases you from your lock-up letter agreement delivered pursuant to the Underwriting Agreement.

The foregoing release is effective solely with respect to the offer, issuance and sale of up to 693,750 shares of the Company’s common stock (the “Shares”) to Ormat Industries Ltd. Your agreement pursuant to the aforesaid letter agreement shall, except as aforesaid, remain in full force and effect in accordance with its terms.

The undersigned, Ormat Industries Ltd. (“Transferee”), as transferee of the Shares hereby agrees to be bound by the terms of the lock-up letter agreement signed by the transferor to the same extent as if Transferee were a party thereto with respect to the Shares, and accordingly Lehman Brothers Inc. consents to such sale of the Shares to Transferee.

Very truly yours,
LEHMAN BROTHERS INC.
By:	/s/ Illegible
Name: Title: Managing Director

ACCEPTED AND AGREED:
ORMAT INDUSTRIES LTD.
By:	/s/ Etty Rosner
Name: Etty Rosner Title: Corporate Secretary

745 7th Avenue

New York, NY 10019